OFFER TO EXCHANGE
11.0% Senior Notes Due 2011,
10.0% Senior Convertible Notes Due 2011
and
9.0% Senior Series A Convertible Participating Preferred Stock
For Any And All Outstanding
4.75% Convertible Subordinated Notes Due 2006
(CUSIP Nos. 743168-AA-4 and 69357C-AA-5)
Of
PRG-SCHULTZ INTERNATIONAL, INC.
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, MARCH 2, 2006, UNLESS EXTENDED BY PRG-SCHULTZ INTERNATIONAL, INC. (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”).
February 1, 2006
To Holders of Our 4.75% Convertible Subordinated Notes due 2011:
      Enclosed for your consideration is an Offering Circular dated February 1, 2006 (the “Offering Circular”) of PRG-Schultz International, Inc., a Georgia corporation (“PRG”), relating to our offer (the “Exchange Offer”) to exchange $400 in principal amount of our 11.0% Senior Notes due 2011 (the “New Senior Notes”), plus an additional amount of principal equal to any accrued and unpaid interest due on the Existing Notes (as described below) being tendered in the Exchange Offer, $480 in principal amount of our 10.0% Senior Convertible Notes due 2011 (the “New Senior Convertible Notes”) convertible into our 10.0% Senior Series B Convertible Participating Preferred Stock (the “New Series B Convertible Preferred Stock”) and/ or our common stock and one share, $120 liquidation preference, of our 9.0% Senior Series A Convertible Participating Preferred Stock (the “New Series A Convertible Preferred Stock” and together with the New Senior Notes and the New Senior Convertible Notes, the “New Securities”) convertible into our common stock for each $1,000 in principal amount of our outstanding 4.75% Convertible Subordinated Notes due 2006 (the “Existing Notes”) that you validly tender before the Expiration Date, upon the terms and subject to the conditions set forth in the Offering Circular.
      This Offering Circular is being forwarded to you by PRG to notify you of the Exchange Offer. The Offering Circular is furnished to you for your information only as the beneficial owner of Existing Notes held by your broker and does not include the material required to tender your Existing Notes in the Exchange Offer. You should receive from your broker in the next few days a complete set of materials relating to the Exchange Offer, including an Offering Circular, a client letter to you from your broker (in yellow), and a related letter of transmittal (in blue). A TENDER OF YOUR EXISTING NOTES CAN BE MADE ONLY BY YOUR BROKER AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THEREFORE, IF YOU DO NOT RECEIVE THE EXCHANGE OFFER DOCUMENTS FROM YOUR BROKER BY FEBRUARY 17, 2006, PLEASE CONTACT YOUR BROKER OR CONTACT CLINT MCKELLAR, GENERAL COUNSEL OF PRG AT (770) 779-3051.
      Your attention is directed to the following:

1. The Exchange Offer is being made for any and all outstanding Existing Notes.

2. For each $1,000 principal amount of outstanding Existing Notes that you validly tender before the Expiration Date which is accepted by PRG, you will receive $400 principal amount of the New Senior Notes, plus an additional amount of principal equal to any accrued and unpaid interest due on the Existing Notes (as described below) being tendered in the Exchange Offer, $480 principal amount of the New Senior Convertible Notes and one share, $120 liquidation preference, of the New Series A Convertible Preferred Stock.

3. The Exchange Offer will expire at 5:00 p.m., New York City time, on Thursday, March 2, 2006, unless the Exchange Offer is extended. Any Existing Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the expiration of the Exchange Offer or at any time after Thursday, March 30, 2006 if PRG has not accepted the tendered Existing Notes for exchange by that date.

4. The Exchange Offer is subject to certain conditions set forth in the Offering Circular under the caption “The Exchange Offer — Conditions to the Completion of the Exchange Offer.” PRG has the right to waive any of these conditions. If the Exchange Offer is withdrawn or otherwise not completed, no New Securities will be exchanged for Existing Notes.
      5. PRG will pay or cause to be paid all transfer taxes applicable to the exchange of Existing Notes pursuant to the Exchange Offer, subject to Instruction 5 of the Letter of Transmittal. However, federal income tax backup withholding may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See the Letter of Transmittal under the caption “Important Tax Information.”
      The Exchange Offer is not being made to (nor will tenders of Existing Notes be accepted from or on behalf of) holders of Existing Notes in any jurisdiction in which the making or acceptance of the Exchange Offer would not be in compliance with the laws of such jurisdiction. However, PRG, in its sole discretion, may take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction, and may extend the Exchange Offer to holders of Existing Notes in such jurisdiction.

Very truly yours,

PRG SCHULTZ INTERNATIONAL, INC.

2